FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES NAMES NEW CFO

Former Brookshire Brothers CFO Joins Midwest Retailer

Abilene, Kan. (June 20, 2007) – Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announced today that Donny Johnson has joined the Company as Senior Vice President and Chief Financial Officer with an effective start date of August 1.

Johnson comes to Duckwall-ALCO Stores with more than 20 years of financial management experience within the retailing and grocery industries. He most recently served as Executive Vice President and Chief Financial Officer with Brookshire Brothers Food & Pharmacy, a $1 billion chain of grocery stores with an in-house pharmacy operation based in East Texas. Johnson facilitated that company’s successful transition from more than 80 years of family ownership to a 100 percent employee-owned company. He was at Brookshire Brothers for 13 years.

Prior to working for Brookshire Brothers, Johnson spent almost seven years with Scrivner, Inc., a grocery wholesaler and retailer that was acquired by Fleming Companies in 1994. He also worked several years early in his career for Arthur Andersen & Company in its Oklahoma City office.

President and Chief Executive Officer Bruce Dale said, “We are very pleased to welcome Donny to our management team. He is a seasoned financial executive whose knowledge and experience will add to our depth of management and assist the Company as we execute our growth plans. I am extremely pleased to have him join Duckwall-ALCO Stores.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Our specialty is delivering those products with the friendly, personal service our customers have come to expect. With 255 stores across 21 states, we are proud to have continually provided excellent products at good value prices to our customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc. visit our website at www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

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For more information, contact:

Jon A. Ramsey

Interim Chief Financial Officer, Vice President - Controller

Duckwall-ALCO Stores, Inc.

785-263-3350 X221

email: jramsey@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com